Exhibit 5.1

                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112


                                                        June 16, 2003


Mindspeed Technologies, Inc.
4000 MacArthur Boulevard
Newport Beach, California  92660-3095

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Mindspeed Technologies, Inc., a Delaware corporation ("Mindspeed"), of 3,750,000 shares (the "Shares") of common stock, par value $.01 per share, of Mindspeed (including the associated preferred share purchase rights), and an indeterminate amount of plan interests, which may be delivered from time to time in connection with the Mindspeed Technologies, Inc. Retirement Savings Plan (the "Plan"), we advise as follows:

          As counsel for Mindspeed, we are familiar with the Restated Certificate of Incorporation and the Bylaws of Mindspeed, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by Mindspeed under the Securities Act with respect to the Shares to be delivered from time to time in connection with the Plan (the "Registration Statement") and (ii) the corporate proceedings taken by Mindspeed in connection with the authorization of the Shares to be delivered from time to time in connection with the Plan. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction,

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Mindspeed Technologies, Inc.          -2-                       June 16, 2003


of such corporate records of Mindspeed and such other instruments, certificates of public officials and representatives of Mindspeed, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of Mindspeed and appropriate public officials.

          On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the effectiveness under the Securities Act of the Registration Statement, any newly issued Shares delivered in accordance with the Plan will, when so delivered, be legally and validly issued, fully paid and nonassessable.

          We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

          We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the

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Mindspeed Technologies, Inc.          -3-                       June 16, 2003


Registration Statement. We also hereby consent to the reference to this firm under the caption "Tax Consequences" in the Prospectus related to the Registration Statement.


                                                Very truly yours,

                                                /s/ Chadbourne & Parke LLP